EXHIBIT 99.1
Editor Contacts:
Mark Plungy
Altera Corporation
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Krish A. Prabhu Joins Altera Board of Directors

San Jose, Calif., May 12, 2008 – Altera Corporation (NASDAQ: ALTR) today announced that Krish A. Prabhu, will join the company’s board of directors on May 13, 2008.  Mr. Prabhu most recently served as chief executive officer, president, and director of Tellabs.  Prior to Tellabs, Mr. Prabhu spent 17 years of his 28-year career at Alcatel holding various engineering and management positions including chief operating officer of Alcatel and chief executive officer of Alcatel USA.  He holds an undergraduate physics degree from Bangalore University, India, an MSc in physics from the Indian Institute of Technology, Bombay, and an MS and PhD in electrical engineering from the University of Pittsburgh.

“Krish’s experience in engineering, management and the communications market is a strong addition to Altera as the company continues to innovate and partner with our customers,” said John Daane, Altera’s president, chairman and CEO.

About Altera
Altera’s programmable solutions enable system and semiconductor companies to rapidly and cost-effectively innovate, differentiate and win in their markets.  Find out more at www.altera.com.

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